Exhibit 21.1
     The following is a list of subsidiaries for Securus Technologies, Inc.:
•	T-Netix, Inc.
-	T-Netix Telecommunications, Inc.

-	Telequip Labs, Inc.
•	Evercom Holdings, Inc.
-	Evercom, Inc.

-	Evercom Systems, Inc.